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The Board of Directors
DSL Group Limited:

We consent to the inclusion of our report dated 15 April 1997 relating to the consolidated balance sheet of DSL Group Limited and subsidiaries as of 31 December 1996 and the consolidated profit and loss account and consolidated cash flow statement for the period from 3 June 1996 to 31 December 1996, in the Annual Report on Form 10-K of Armor Holdings, Inc. which is incorporated by reference in the registration statement on Form S-8 filed by Armor Holdings, Inc. and to the reference to our firm under the heading "Experts" in such registration statement.

KPMG
London, England
22 January 1999